Exhibit 8





VERRILL DANA, LLP
Attorneys at Law

ONE PORTLAND SQUARE
PORTLAND, MAINE 04112-0586
(207) 774-4000
Facsimile (207) 774-7499
www.verrilldana.com

October 15, 2004

First National Lincoln Corporation
223 Main Street
Damariscotta, Maine 04543

Ladies and Gentlemen:

We have represented First National Lincoln Corporation, a Maine corporation ("FNLC") in connection with the proposed merger (the "Merger") of FNB Bankshares, a Maine corporation ("FNB"), with and into FNLC pursuant to the Agreement and Plan of Merger dated as of August 25, 2004, by and between FNLC and FNB (the "Merger Agreement"). This opinion relates to the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

For purposes of the opinion set forth below, we have reviewed and relied upon the Merger Agreement, the Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") of FNLC and FNB included in the Registration Statement on Form S-4 filed by FNLC on or about October 15, 2004 with the Securities and Exchange Commission in connection with the issuance in the Merger of shares of FNLC's common stock (the "Registration Statement"), and such other documents, records and instruments as we have deemed necessary or appropriate as a basis for our opinion. In addition, in rendering our opinion we have relied upon certain statements, representations and warranties made by FNLC and FNB (including, without limitations, those contained in certain certified representations and in the Proxy Statement/Prospectus and those contained in or made pursuant to the Merger Agreement), which we have neither investigated nor verified. We have assumed that such statements, representations and warranties are true, correct, complete and not breached and will continue to be so through the date of the Merger, that no actions that are inconsistent with such statements, representations and warranties will be taken, and that all representations, statements and warranties made "to the best knowledge of" any person(s) or party(ies) or with similar qualification are and will be true, correct and complete as if made without such qualification.









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We have examined the originals, or photostatic or certified copies, of such records and certificates of the Company, such certificates of public officials and of officers of the Company, and such other documents as we have deemed relevant. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. We have also assumed the accuracy and completeness of statements of fact contained in such documents. In addition, we have assumed that the Merger will be consummated in accordance with the Merger Agreement, that the Merger will qualify as a merger under the applicable laws of Maine, that each of the parties to the Merger Agreement will comply with all reporting obligations with respect to the Merger required under the Code and the Treasury Regulations thereunder, and that the Merger Agreement is valid and binding in accordance with its terms. Any inaccuracy in, or breach of, any of the aforementioned statements, representations, warranties and assumptions or any change after the date hereof in applicable law could adversely affect our opinion.

Based upon and subject to the foregoing, we are of the opinion that the Merger, when consummated in accordance with the terms of the Merger Agreement, will constitute a reorganization within the meaning of Section 368(a) of the Code and, accordingly, neither FNLC nor FNB will recognize taxable gain or loss as a result of the Merger.

We express no opinion herein other than the opinion expressly set forth above. In particular, no opinion is expressed as to the tax consequences of any of the transactions under any foreign, state, or local tax law.

You should recognize that our opinion is not binding on the Internal Revenue Service and that a court or the Internal Revenue Service may disagree with the opinion contained herein. No ruling has been or will be sought from the Internal Revenue Service by any party to the Merger Agreement as to the federal income tax consequences of any aspect of the Merger. Although we believe that our opinion will be sustained if challenged, there can be no assurance that this will be the case. The discussion and conclusions set forth above are based upon current provisions of the Code, the Income Tax Regulations and Procedure and Administration Regulations promulgated thereunder, and existing administrative and judicial interpretations thereof, all of which are subject to change, potentially with retroactive effect. Changes in applicable law could adversely affect our opinion. We do not undertake to advise you as to any changes after the date hereof in applicable law that may affect our opinions.

This opinion is being provided to you solely in connection with the filing of the Registration Statement. Without our prior written consent, it may not be relied upon by any other person or entity or used for any other purpose, and may not be made available to any other person or entity.

We consent to the reference to our firm under the caption "Material Federal Income Tax Consequences" in the Proxy Statement/Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Securities and Exchange Commission.

Very truly yours

/s/Verrill Dana, LLP

Verrill Dana, LLP
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